Exhibit 1

ASXRELEASE Westpac Banking Corporation Level 18, 275 Kent Street Sydney, NSW, 2000 11 December 2025 Results of the 2025 Annual General Meeting In accordance with ASX Listing Rule 3.13.2 and section 251AA of the Corporations Act 2001 (Cth), the results of Westpac Banking Corporation’s 2025 Annual General Meeting (AGM) are attached. All resolutions put to the AGM were decided by way of poll. For further information: Hayden Cooper Justin McCarthy Group Head of Media Relations General Manager, Investor Relations 0402 393 619 0422 800 321 This document has been authorised for release by Tim Hartin, Company Secretary.

MUFG

WESTPAC BANKING CORPORATION

RESULT OF ANNUAL GENERAL MEETING (ASX REPORT)

ANNUAL GENERAL MEETING
Thursday, 11 December, 2025

As required by section 251AA(2) of the Corporations Act 2001 (Commonwealth) the following statistics are provided in respect of each resolution on the agenda.

Resolution Voted on at the meeting			Proxy Votes (as at proxy close)				Direct vote (as at proxy close):		Total votes cast in the poll (where applicable)			
No	**Short Description**	Strike **Y/N/NA**	***For***	***Against***	***Discretionary (open votes)***	***Abstain***	**For**	**Against**	***For***	***Against***	***Abstain *****	***Result***
2(a)	TO RE-ELECT PETER NASH AS A DIRECTOR	NA	1,029,342,486 58.08%	704,963,216 39.78%	9,918,316 0.56%	13,428,301	25,649,782 1.45%	2,365,003 0.13%	1,069,303,075 60.18%	707,545,366 39.82%	13,463,808	Carried
2(b)	TO ELECT DAVID COHEN AS A DIRECTOR	NA	1,735,743,691 97.37%	212,572 0.01%	9,916,659 0.56%	3,101,279	34,305,190 1.92%	2,377,083 0.13%	1,784,530,711 99.85%	2,632,549 0.15%	3,138,359	Carried
2(c)	TO ELECT PIP GREENWOOD AS A DIRECTOR	NA	1,735,724,454 97.37%	237,334 0.01%	9,979,303 0.56%	2,979,025	33,837,820 1.90%	2,898,538 0.16%	1,784,077,033 99.82%	3,200,481 0.18%	3,024,105	Carried
2(d)	TO ELECT DEBRA HAZELTON AS A DIRECTOR	NA	1,734,575,793 97.30%	1,375,700 0.08%	9,988,407 0.56%	2,992,230	33,814,485 1.90%	2,915,324 0.16%	1,782,807,326 99.75%	4,469,904 0.25%	3,029,854	Carried
3	REMUNERATION REPORT	N	1,698,607,322 95.42%	35,936,211 2.02%	9,970,021 0.56%	4,720,378	28,901,349 1.62%	6,660,832 0.37%	1,740,787,960 97.59%	42,942,159 2.41%	5,048,592	Carried
4	GRANT OF EQUITY TO THE MANAGING DIRECTOR AND CHIEF EXECUTOR OFFICER	NA	1,700,324,314 95.51%	34,108,038 1.92%	9,925,904 0.56%	4,941,955	27,761,501 1.56%	8,198,360 0.46%	1,739,053,581 97.45%	45,521,751 2.55%	5,274,817	Carried
5(a)	AMENDMENT TO THE CONSTITUTION	NA	106,627,928 6.04%	1,613,869,665 91.38%	9,791,379 0.55%	19,445,905	3,653,246 0.21%	32,251,737 1.83%	110,486,664 6.25%	1,658,314,465 93.75%	21,383,824	Not Carried
5(b)	CUSTOMER TRANSITION PLAN APPROACH AND CLIMATE COMMITMENTS	NA	238,868,082 13.81%	1,444,792,167 83.55%	9,789,883 0.57%	56,340,555	3,378,710 0.20%	32,476,352 1.88%	Not put to the meeting	Not put to the meeting	Not put to the meeting	Not put to the meeting

** - Note that votes relating to a person who abstains on an item are not counted in determining whether or not the required majority of votes were cast for or against that item

Printed: 11/12/2025

This report was produced from the MUFG Corporate Markets Meeting System

Page 1 of 2

Resolution proposed but not put to the meeting No. Short Description Reason(s) for not putting to the meeting 5(b) CUSTOMER TRANSITION PLAN APPROACH AND CLIMATE COMMITMENTS Customer Transition Plan Approach and Climate Commitments – Resolution 5(b) was not put to the meeting as it was contingent on Resolution 5(a) being passed as a special resolution Printed: 11/12/2025 This report was produced from the MUFG Corporate Markets Meeting System Page 2 of 2